EXHIBIT 12
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

                           COCA-COLA ENTERPRISES INC.

        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (In millions except ratios)


                                      Quarter Ended         Nine Months Ended
                                  ----------------------  ----------------------
                                 October 1, September 26, October 1,  September 26,
                                     2004        2003        2004        2003
                                  ----------  ----------  ----------  ----------
Computation of Earnings:
    Income from continuing
     operations before income
     taxes                        $     299   $     372   $     742   $     788
      Add:
        Interest Expense                148         148         455         437
        Amortization of
         capitalized interest             1           1           2           2
        Amortization of debt
         premium/discount and
         expenses                         3           3          11          11
        Interest portion of rent
         expense                         17          16          45          35
                                  ----------  ----------  ----------  ----------
Earnings as Adjusted              $     468   $     540   $   1,255   $   1,273
                                  ==========  ==========  ==========  ==========

Computation of Fixed Charges:
    Interest expense              $     148   $     148   $     455   $     437
    Capitalized Interest                  -           -           1           -
    Amortization of debt
     premium/discount and expenses        3           3          11          11
    Interest portion of rent
     expense                             17          16          45          35
                                  ----------  ----------  ----------  ----------
Fixed Charges                     $     168   $     167   $     512   $     483
Preferred stock dividends                 -           -           -           2
                                  ----------  ----------  ----------  ----------
Combined Fixed Charges and
 Preferred Stock Dividends        $     168   $     167   $     512   $     485
                                  ==========  ==========  ==========  ==========

Ratio of Earnings to Fixed
 Charges (a)                           2.78        3.23        2.45        2.64
                                  ==========  ==========  ==========  ==========

Ratio of Earnings to Combined
 Fixed Charges and Preferred
   Stock Dividends (a)                 2.78        3.23        2.45        2.62
                                  ==========  ==========  ==========  ==========

(a) Ratios were calculated prior to rounding to millions.

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